5451 275th Street
Langley, BC V4W 3X8

Private and Confidential

January 15, 2021

SynerGenetics Bioscience Inc.
South Tower 305
5811 Cooney Road
Richmond, BC V6X 3M1

Dear Mr. Zhang:

Re: Toll Processing Agreement

This letter agreement (the "Agreement") sets out the terms and conditions pursuant to which Adastra Labs Holdings Ltd. ("Adastra") will provide standard processing services to SynerGenetics Bioscience Inc. ("Company" or "Client") (collectively, the "Transaction"). Adastra and Client are known individually as a "Party" and jointly as the "Parties".

The completion of the Transaction is expressly subject to the satisfaction of the conditions set forth below:

(a) both Parties receipt of their independent requisite licenses issued by Health Canada;

(b) bulk transfer approval by Health Canada, if required; and

(c) receipt of regulatory approval, as required, of the Transaction and this Agreement. (collectively, the "Conditions Precedent").

1. Transaction

1.1. Definitions

A. Smalls - smaller size cannabis flower buds that are larfy (not dense) and typically of lower potency than other cannabis flowers.

B. Shake - small pieces of cannabis flower that break from larger cannabis buds, generally as the result of regular handling.

C. Trim - the material resulting from the process of removing excess material from cannabis flower buds.

D. Kief - the cannabinoid containing trichome glands that have been separated (sifted) from cannabis flowers and green plant material.

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E. Winterization - the process of diluting cannabis or hemp extraction with food-grade ethanol and storing the solution in a sub-zero Fahrenheit freezer to cause waxes and lipids to come out of solution for removal by filtration.

F. Cannabis (Hemp) Oil - oil (cannabinoids and essential oils) extracted from cannabis (hemp) plant biomass using a solvent (CO2, Ethanol or other hydrocarbon). If required, the extracted oil is winterized and filtered to remove waxes and lipids. All solvent is removed from the resultant oil. If terpenes are recovered as part of the extraction process, they are re-added to the resultant oil.

G. Cannabis (Hemp) Distillate - cannabis (hemp) oil that is further distilled using short path distillation, wiped film distillation, or other distillation equipment to achieve a higher cannabinoid concentration.

H. Standard Processing - to alter the chemical or physical properties of cannabis and/or hemp by the use of a solvent to produce cannabis oil, hemp oil, cannabis distillate, or hemp distillate. This further includes preparation of these oils and distillates into specific formulations for various cannabis or hemp consumer packaged goods products.

I. Cannabis Distillate Formulation - product derived from distillate through mixing with terpenes and/or diluent(s) without further processing (e.g. sonication, recrystallization etc.)

J. Quality Assurance Agreement has the meaning set forth in section 1.3.

1.2. Subject to the satisfaction of the Conditions Precedent, beginning January 15, 2021 (the "Commencement Date"), the Parties agree to the following:

A. Client shall provide Adastra with hemp flower ("Biomass Material") for standard processing by Adastra on behalf of Client to produce hemp CBD distillate (>70% total cannabinoid concentration) ("Final Product") and, together with the Biomass Material, ("Product").

B. Biomass Material that has been sifted to remove kief and/or contains fan leaves, stems and/or seeds, will result in lower yields and lower quality extracts. Client will only provide un-sifted Biomass Material.

C. The minimum Biomass Material batch size to be provided from Client to Adastra shall be no less than a minimum of 500 kilograms (KG) up to 1,500 KG. Client will provide Adastra proposed batch sizes and dates for delivery as soon as available but at no less than 21 days in advance of the desired start of processing services.

D. Following the initial review of processing service fees discussed below, a Party seeking an amendment to either the service fees or purchase prices must notify the other Party, setting out the current and proposed pricing for the relevant Product and the justification for the proposed amendment, no less than 2 months prior to the proposed price amendment becoming effective.

E. Adastra's fee for processing services provided to the Client will be $2,000 per kilogram of the Final Product output with a minimum processing services fee equivalent to a Final Product output of 5% of the input Biomass Material (e.g. 1,000 KG of input Biomass Material would have a minimum processing service fee of $100,000). The Parties agree to re-evaluate this processing services fee after the first 1,000 KG of Biomass Material is processed.

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F. The Product must meet quality standards, as evidenced by a Certificate of Analysis provided by a licensed cannabis analytical testing laboratory, and as specified in Health Canada Cannabis Regulations for potency, pesticides, heavy metals, mycotoxins, residual solvents, microbial contaminants, and foreign matter. Further, the Biomass Material will meet the requirements of the Quality Assurance Agreement.

H. In the event that Biomass does not meet quality standards as specified in Health Canada Cannabis Regulations, the Parties may agree to process the Biomass to determine if the extraction process will be remediated in the Final Product.

I. The Client acknowledges the risk that certain contaminants such as pesticides and heavy metals that may be below the limit in Biomass may be concentrated in the extraction process to higher than the limit allowed by Health Canada regulations in the Final Product rendering it unusable for sale or requiring remediation. In such cases there is no penalty for either Party and Adastra has the right to return unprocessed Biomass at no cost to Adastra. Adastra has the right to receive its fee for processing services of Biomass Material described above.

J. Adastra shall process the Biomass Material at its facility, and the processed Biomass Material shall consist of Final Product in containers mutually agreed upon by the Parties.

K. The purchasing Party shall pay to the selling Party all sales taxes applicable to the purchase of the Product. All costs of shipping as well as any customs charges, duties, or any other charges that arise as a result of or in connection with the transport of the Product shall be for the account of purchasing Party.

L. Client will be responsible for secure shipment of Biomass Material to Adastra and Adastra will be responsible for secure shipment of the Final Product to Client, if required. The delivering Party will apply commercially reasonable efforts to ensure the Product is in good condition when it is delivered and is delivered by the target delivery date. Title in and to the Product shall remain with the delivering Party until the Product is delivered to receiving Party, at which time title is transferred to receiving Party. All liability and risk of loss for the Product remains with the delivering Party until the Product is delivered to receiving Party.

M. In the event that a Party, determines in good faith or is required by Health Canada that it is required to initiate a recall with respect to a batch of a Product the recalling Party shall immediately notify the other Party of the recall and both Parties agree to cooperate with one another to accommodate any procedures and requirements necessitated by such recall.

N. "Intellectual Property" means any statutory or non-statutory intellectual property rights in any jurisdiction, including any issued, pending, registered, filed or unfiled application for any patent (including any utility, design or plant patent, and including any continuation, continuation-in-part, divisional, re-issue, re-examination, national phase entry or regional phase entry application), copyright, trademark, industrial design, plant breeder's right, Plant Varieties Protection Act registration or other statutory intellectual property right, and any trade secret, know-how, goodwill, or other intellectual property or other proprietary right, and any written or unwritten title, interest, license, right to bring or participate in any proceeding for past infringement or any other actionable right under or relating to any intellectual property right, or any other rights to any of the foregoing, relating to any aspect of the business of a Party, including standard operating procedures, production processes, packaging processes, labelling processes, ingredients, technology, inventions, plant varieties, clonally propagated plant material, stable cultivars, business management processes, compilations of information, contracts, records, specifications, business procedures, label designs, branding, compliance documentation, files, records, documents, drawings, specifications, equipment and data (data includes all information whether written or in an electronic format), and including any suppliers, manufacturers, equipment, methodologies, customer lists or other relevant information, relating to any of the foregoing or otherwise pertaining to the business of a Party.

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O. Any and all Intellectual Property used in cultivating and processing the Biomass Material shall be wholly owned by Company, and any existing Intellectual Property of Company shall remain wholly owned by Company. Any and all Intellectual Property used in processing the Final Products shall be wholly owned by Adastra, and any existing Intellectual Property of Adastra shall remain wholly owned by Adastra.

P. If (a) either Party materially breaches the terms of the this Agreement and the breaching Party fails to cure such breach within 30 days of written notice from the non-breaching Party; (b) bankruptcy, insolvency, dissolution or liquidation proceedings are instituted by or against the either Party or the either Party discontinues a significant part of its business operations; or (c) either Party fails to maintain its license with Health Canada, the non-breaching Party may, at its sole discretion, terminate the this Agreement upon written notice to the breaching Party. All payments due to Adastra or Company, as applicable, before termination will become immediately due and payable upon termination of this Agreement, and both Parties will relinquish any and all future rights and obligations this Agreement.

1.3. Within 5 days of the signing of this Agreement, both Parties agree to execute a quality assurance agreement (the "Quality Assurance Agreement") to set forth the quality control and quality assurance obligations of both Parties in compliance with applicable laws and regulations. At a minimum this shall include but not be limited to guidelines for Product to meet required Health Canada testing compliance.

1.4. Party hereby represents and warrants to and in favour of, and covenants with, the other Party as follows as of the date hereof and as of the Commencement Date, and acknowledges Each that the other Party is relying upon the following representations, warranties and covenants in connection with its execution, delivery and performance of this Agreement and the consummation of the Transaction:

A. the Party is a corporation validly formed and existing in good standing under the laws of its jurisdiction of incorporation in Canada;

B. the Party has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of the Party. This Agreement has been duly and validly executed by the Party, and constitutes a valid and binding obligation of the Party enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors generally and by general principles of equity, regardless of whether asserted in a proceeding in equity or law;

C. the authorization of, execution and delivery of, and the performance by the Party of its obligations under, this Agreement and every other agreement or document to be entered into or delivered hereunder, will not constitute or result in the violation or breach of or default under, or cause the acceleration of, any obligations of the Party under: (a) any term or provision of the articles, by-laws or other constating documents of the Party; (b) the terms of any material agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which the Party is a party or by which it is bound, except as would not reasonably be expected to have a material adverse effect on the Party's ability to perform its obligations under this Agreement; (c) any applicable law or consent or approval issued by a governmental authority, except as would not reasonably be expected to have a material adverse effect on the Party's ability to perform its obligations under this Agreement; or (d) any term or provision of any order of any court applicable to the Party, except as would not reasonably be expected to have a material adverse effect on the Party's ability to perform its obligations under this Agreement;

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D. other than any applicable notices to be provided by each Party to the relevant governmental authority in connection with each purchase and sale of Product hereunder, no consent or approval of any governmental authority, or filing with or notice to, any governmental authority, court or other Person, is required in connection with the execution, delivery or performance of this Agreement (and each of the agreements to be executed and delivered pursuant to the terms hereof) by the Party, except for any such consent, approval, filing or notice that would not have a materially adverse effect on the Party's ability to perform its obligations under this Agreement (and each of the agreements to be executed and delivered pursuant to the terms hereof) in a timely manner;

E. the Party holds (or will, as of the Commencement Date, hold) requisite licenses issued by Health Canada;

F. the Party has conducted and is conducting its business in compliance in all material respects with all applicable law, and has held and maintained and will hold and maintain in good standing all necessary licenses, leases, permits, authorizations and other approvals necessary to permit it to conduct its business or to own, lease or operate its properties and assets (including without limitation any rights or registrations relating to any intellectual property rights) except where the failure to obtain any license, lease, permit, authorization or other approval would not have a material adverse effect on the Party;

G. there are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of the Party) pending, or to the best of the knowledge of the Party after due inquiry, threatened against or affecting the Party at law or in equity, or before or by any court or other governmental authority, domestic or foreign, that would materially adversely affect the Party's ability to perform its obligations under this Agreement (and each of the agreements to be executed and delivered pursuant to the terms hereof) in a timely manner;

H. there are no bankruptcy proceedings pending or being contemplated by the Party or, to the best of its knowledge after due inquiry, threatened against or affecting the Party;

I. the Party shall: (a) cultivate or process, as applicable, its Product in a manner that complies with the generally accepted guidelines for cannabis products and applicable laws; (b) apply appropriate quality control and quality assurance principles to ensure compliance with the agreed product specifications; and (c) ensure that each batch is checked before release and that retention samples are kept for batch control; and

J. its Product: (a) will meet its specifications; (b) will be free of any identifiable defects; (c) when supplied will be of merchantable quality and the required quality fit for the purpose for which it is to be used.

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1.5. Each Party hereby acknowledges and agrees any Certificate of Analysis provided by a licensed analytical testing laboratory pursuant to this Agreement is solely for informational purposes, and the Parties do not make any representations and warranties with respect to the information contained in any such the Certificate of Analysis.

2. Confidentiality

3.1 The Parties acknowledge that the confidentiality agreement dated December 17, 2020 (the "Confidentiality Agreement") between the Parties continues to apply and that any Confidential Information (as defined therein) provided pursuant to this Agreement and the Transaction shall be subject to the terms of the Confidentiality Agreement.

3.2 Each Party agrees that it will not make any public disclosure of the existence of this Agreement or of any of its terms without first advising the other Party and obtaining consent of such other Party to the proposed disclosure, unless such disclosure is required by applicable law, regulation or policies of any applicable stock exchange, in which event the Party contemplating disclosure will inform the other Party of, and obtain its consent to, the form and content of such disclosure, which consent will not be unreasonably withheld or delayed.

4. Access

Each of the Parties and its representatives will provide the other Party with:

A. such information (including copies of documents) as either Party may reasonably request, including documents relating to tracking, inventory, batch records and any other documentation which a Party reasonably anticipates may be requested by a governmental authority; and

B. access to its financial records, business data, facilities and personnel as the other Party may reasonably request.

C. This obligation will persist for a period of 2 years after the delivery of each order of Product. The Parties will retain all records described above for a period of 2 years after the delivery of each order of their Product and will also comply with all its obligations under applicable law with respect to such records.

D. At a Party's request, the other Party will give the requesting Party and its authorized representatives every reasonable opportunity to have access to and to inspect the Product prior to shipment.

5. Expenses

Each of the Parties will bear its own respective costs and expenses associated with the Transaction, including the preparation of this Agreement.

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6. Indemnity

Each Party agrees to indemnify, keep indemnified and save harmless the other Party in respect of all actions, suits, proceedings, claims, demands, damages, losses, costs, charges and expenses arising directly from or incurred by reason of:

A. injury or death to persons caused by defective goods which are defective as a result of the act or omission on its behalf;

B. non-compliance by either Party with any legal obligations including cultivation, processing, Product quality or legal obligations including Product indications and labeling (unless caused solely by the other Party), in respect of the Product; and

C. the negligence or unlawful action of either Party or its representatives, unless caused by the gross negligence of the other Party.

7. Limitation of Liability

7.1 The representations and warranties contained above are in lieu of all other warranties and conditions expressed or implied, including, but not limited to, those governing merchantability or fitness for a particular purpose.

7.2 Notwithstanding any other provision of this Agreement to the contrary, neither Party shall be liable to the other for any consequential, special, or incidental damages, arising from a default under this Agreement, whether in contract (including breach of warranty) or tort (including strict liability and negligence) nor for lost or imputed profits, royalties or other economic loss. This limitation will apply whether or not the Party has been advised of the possibility of such damages. Each Party hereby waives any claim that these exclusions deprive such Party of an adequate remedy.

8. Binding Effect

8.1 The provisions of this Agreement are intended to create binding obligations against the Parties.

8.2 Each of the Parties acknowledge and agree that adequate consideration (the receipt and sufficiency of which is hereby acknowledged) was received by it for the binding obligations contained herein.

9. Reasonable Commercial Efforts and Good Faith

The Parties will use their reasonable commercial efforts and good faith to meet the terms of this Agreement.

10. Non-Exclusivity

Notwithstanding any other provision contained herein, each Party hereby expressly acknowledges and confirms that nothing herein shall create or be deemed to create an exclusive relationship between the Parties with respect to the purchase and sale of Products.

11. Independent Contractor

This Agreement does not create a fiduciary or trust relationship between the Parties hereto. The Parties are independent contractors, and nothing in this Agreement is intended to constitute a Party as an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other Party for any purpose whatsoever. Neither Party is authorized by this Agreement to: (a) make any contract, agreement, warranty or representation, (b) create any obligation, liability, commitment or undertaking, express, implied or collateral, or (c) on behalf of the other Party or represent that it has the right to so act or do so.

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12. Term and Termination

12.1 This Agreement shall be in effect from the date of execution until 12 months after the Commencement Date (the "Term").

12.2 The Term may be terminated by written mutual agreement or extended by written mutual agreement on a periodic basis with confirmation of terms discussed in paragraph 1 above.

13. Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party hereto will be in writing and will be delivered to the Party to which the notice is to be given by mail, email or facsimile

14. General

14.1 A provision of this Agreement must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of this Agreement.

14.2 This Agreement, the Confidentiality Agreement, and the quality assurance agreement to be entered into between the Parties, set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersede all prior agreements and understandings, oral or written, among the Parties or their respective representatives with respect to the matters herein and will not be modified or amended except by written agreement signed by the Parties to be bound thereby.

14.3 In the event either Party is prevented from performing its obligations under this Agreement by circumstances beyond its reasonable control, including the current COVID-19 pandemic and without limitation fire, explosion, flood, acts of God, war and other hostilities, or like events, the obligations of such Party under this Agreement shall be suspended.

14.4 Time is of the essence in this Agreement.

14.5 No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party's failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right it may have.

14.6 Each of the Parties covenants and agrees to do such things, to attend such meetings and to execute such further documents and assurances as may be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

14.7 If any provision of this Agreement is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

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14.8 This Agreement is private to the Parties and may not be assigned without the consent of the other Party.

14.9 This Agreement may be executed in several counterparts as may be necessary or by facsimile or such other electronic means and each such counterpart agreement or facsimile so executed are deemed to be an original and such counterparts and facsimile copies together will constitute one and the same instrument.

14.10 The binding obligations of this Agreement are and will be deemed to be made in the Province of British Columbia, for all purposes will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of British Columbia and the federal laws of Canada applicable therein.

14.11 Each person signing this Agreement as an authorized officer of a Party hereto hereby represents and warrants that he is duly authorized to sign this Agreement for that Party and that this Agreement will, upon having been so executed, be binding on that Party in accordance with its terms.

If the foregoing reflects your understanding of the Transaction and if you agree with the terms and conditions of the proposal herein, please so acknowledge by executing this Agreement and returning the same to Adastra on or before January 15, 2021.

Signature Page Follows

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Adastra Labs Holdings Ltd.

Per:	/s/ Andrew M. Hale
Andrew M. Hale, CEO

ACKNOWLEDGED AND AGREED TO this 15th day of January 2021

SynerGenetics Bioscience Inc.

Per:	/s/ Johnson Zhang
Johnson Zhang

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